Orion Marine Group, Inc. Reports Fourth Quarter and Full Year 2012 Results

Houston, Texas, February 28, 2013 -- Orion Marine Group, Inc. (NYSE: ORN) (the “Company”), a leading heavy civil marine contractor, today reported net income for the three months ended December 31, 2012, of $1.5 million ($0.05 diluted earnings per share). These results compare to a net loss of $5.2 million ($0.19 diluted loss per share) for the same period a year ago. For the full year 2012, Orion Marine Group reported a net loss of $11.9 million ($0.44 diluted loss per share), which compares to a 2011 net loss of $13.1 million ($0.49 diluted loss per share).

“2012 was a validation of our ability to adapt our operating strategy to the prevailing market conditions,” said Mike Pearson, Orion Marine Group's President and Chief Executive Officer. “While several challenging factors continued during 2012, our bidding strategy was successful in growing backlog and increasing equipment utilization. This strategy produced continued gross margin and top line improvement throughout the year and delivered positive quarterly net income for the first time since the beginning of 2011. We are pleased to see the results of all the hard work and dedication from the entire Orion Marine Group team come to fruition in the fourth quarter.”

Financial highlights of the Company's fourth quarter and full year 2012 include:

Fourth Quarter 2012

•	Fourth quarter 2012 contract revenues were $98.6 million, an increase of 78.3%, as compared with fourth quarter of 2011 revenues of $55.3 million.

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Gross profit for the quarter was $12.5 million which represents an increase of $12.2 million as compared with the fourth quarter of 2011. Gross profit margin for the quarter was 12.7%, which was higher than the prior year period of 0.6%. During the fourth quarter 2012, gross margin improved due to the continued improvement in utilization of construction equipment and several short term private sector projects involving dredging services.

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Selling, General, and Administrative expenses for the fourth quarter 2012 were $6.8 million as compared to $7.9 million in the prior year period. The decrease is attributed in part to the reduction of professional fees and continued cost containment measures.

•	The Company self-performed approximately 83% of its work as measured by cost during the fourth quarter of 2012, as compared with 89% during the prior year period.

•	The Company's fourth quarter 2012 EBITDA was $9.4 million, representing a 9.5% EBITDA margin, which compares to fourth quarter 2011 EBITDA of negative $2.0 million, or a negative 3.6% EBITDA margin.

Full Year 2012

•	Full year 2012 contract revenues were $292.0 million, an increase of 12.4% year-over-year as compared with full year 2011 revenues of $259.9 million.

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Gross profit for the year was $14.4 million, which represents an increase of $4.1 million as compared with the full year 2011. Gross profit margin for the year was 4.9%, which was up slightly from 3.9% for the full year 2011. The year over year increase in gross profit margin was primarily related to better utilization of equipment, particularly in the second half of the year, and the mix of jobs in progress as compared to the prior year.

•	The Company self-performed approximately 83% of its work as measured by cost during 2012 as compared with 86% during the prior year period.

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Selling, General, and Administrative expenses for the full year 2012 were $28.6 million as compared with $29.5 million in the prior year period. The decrease in Selling, General and Administrative expenses is due in part to the Company's cost containment measures, the reduction of professional fees and a decrease in self insurance expense.

•	The Company's full year 2012 EBITDA was $5.8 million, representing a 1.9% EBITDA margin, which compares to full year 2011 EBITDA of $3.0 million, or a 1.2% EBITDA margin.

Backlog of work under contract as of December 31, 2012 was $184.1 million, which compares with backlog under contract at December 31, 2011 of $164.5 million. The full year 2012 book-to-bill ratio was 1.07 times. Subsequent to the end of the year, the Company has been successful in continuing to obtain additional awards for new work. The Company reminds investors that backlog can fluctuate from period to period due to the timing and execution of contracts. Given the typical duration of the Company's projects, which range from three to nine months, the Company's backlog at any point in time usually represents only a portion of the revenue it expects to realize during a twelve month period. Backlog consists of projects under contract that have either (a) not been started, or (b) are in progress and not yet complete, and the Company cannot guarantee that the revenue projected in its backlog will be realized, or, if realized will result in earnings.
Outlook
“Managing through this downturn has given us the opportunity to make valuable operational improvements,” said Mark Stauffer, Orion Marine Group's Executive Vice President and Chief Financial Officer. “We remain encouraged by our long term end market drivers. However, we still face challenges ahead, particularly with dredge utilization. We were successful in winning some Corps work during the fourth quarter; however, gaps in project schedules will again result in idle dredge equipment during the beginning of the year. That said, we will continue with our strategy of maintaining backlog and we are pleased with our bid market outlook.
We are encouraged with the current bid market activity and we are confident in our long term outlook. We have approximately $250 million worth of bids outstanding, including approximately $40 million on which we are apparent low bidder. During the fourth quarter we bid on approximately $253 million and were successful on approximately $54 million representing a win rate of approximately 21%.”
“Orion Marine Group is well positioned for the future with a solid asset base, strong financial position, and a talented workforce,” said Mr. Pearson. “Back in the third quarter of 2011, we implemented a plan to get this Company back to profitability, and in the fourth quarter we did just that. Now we must continue to drive volume and begin increasing our profitability. However, we still have work to do and uncertainty in the dredge market remains. As we have proven in the fourth quarter, we can achieve profitability with the right mix and volume of work.”

Conference Call Details

Orion Marine Group will conduct a telephone briefing to discuss its results for the fourth quarter and full year 2012 at 10:00 a.m. Eastern Time/9:00 a.m. Central Time on Thursday, February 28, 2013. To listen to a live broadcast of this briefing, visit the Investor Relations section of the Company's website at www.orionmarinegroup.com. To participate in the call, please call the Orion Marine Group Fourth Quarter 2012 Earnings Conference Call at 866-730-5765; participant code 94485326.

A replay of this briefing will be available on the Web site within 24 hours and will be archived for at least two weeks.

About Orion Marine Group

Orion Marine Group, Inc. provides a broad range of marine construction and specialty services on, over and under the water along the Gulf Coast, the Atlantic Seaboard, the West Coast, Alaska and Canada as well as the Caribbean Basin, the Middle East and Australia and acts as a single source turn-key solution for its customers' marine contracting needs. Its heavy civil marine construction services include marine transportation facility construction, marine pipeline construction, marine environmental structures, dredging, and specialty services. Its specialty services include salvage, demolition, diving, surveying, towing and underwater inspection, excavation and repair. The Company is headquartered in Houston, Texas and has an almost 100-year legacy of successful operations.

EBITDA and EBITDA Margin

This press release includes the financial measures “EBITDA” and “EBITDA margin”. These measurements may be deemed “non-GAAP financial measures” under rules of the Securities and Exchange Commission, including Regulation G. The non-GAAP financial information may be determined or calculated differently by other companies. By reporting such non-GAAP financial information, the Company does not intend to give such information greater prominence than comparable and other GAAP financial information, which information is of equal or greater importance.

Orion Marine Group defines EBITDA as net income before net interest expense, income taxes, depreciation and amortization. EBITDA margin is calculated by dividing EBITDA for the period by contract revenues for the period. The GAAP financial measure that is most directly comparable to EBITDA margin is operating margin, which represents operating income divided by contract revenues. EBITDA and EBITDA margin are used internally to evaluate current operating expense, operating efficiency, and operating profitability on a variable cost basis, by excluding the depreciation and amortization expenses, primarily related to capital expenditures and acquisitions, and net interest and tax expenses. Additionally, EBITDA and EBITDA margin provide useful information regarding the Company's ability to meet future debt repayment requirements and working capital requirements while providing an overall evaluation of the Company's financial condition. In addition, EBITDA is used internally for incentive compensation purposes. The Company includes EBITDA and EBITDA margin to provide transparency to investors as they are commonly used by investors and others in assessing performance. EBITDA and EBITDA margin have certain limitations as analytical tools and should not be used as a substitute for operating margin, net income, cash flows, or other data prepared in accordance with generally accepted accounting principles in the United States, or as a measure of the Company's profitability or liquidity.

A reconciliation of the Company's future EBITDA margin to the corresponding GAAP measure is not available as these are estimated goals for the performance of the overall operations over the planning period. These estimated goals are based on assumptions that may be affected by actual outcomes, including but not limited to the factors noted in the “forward looking statements” herein, in other releases, and in filings with the Securities and Exchange Commission.

Forward-Looking Statements

The matters discussed in this press release may constitute or include projections or other forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, the provisions of which the Company is availing itself. Certain forward-looking statements can be identified by the use of forward-looking terminology, such as 'believes', 'expects', 'may', 'will', 'could', 'should', 'seeks', 'approximately', 'intends', 'plans', 'estimates', or 'anticipates', or the negative thereof or other comparable terminology, or by discussions of strategy, plans, objectives, intentions, estimates, forecasts, assumptions, or goals. In particular, statements regarding future operations or results, including those set forth in this press release (including those under “Outlook” above), and any other statement, express or implied, concerning future operating results or the future generation of or ability to generate revenues, income, net income, profit, EBITDA, EBITDA margin, or cash flow, including to service debt, and including any estimates, forecasts or assumptions regarding future revenues or revenue growth, are forward-looking statements. Forward looking statements also include estimated project start date, anticipated revenues, and contract options which may or may not be awarded in the future. Forward looking statements involve risks, including those associated with the Company's fixed price contracts, unforeseen productivity delays that may alter the final profitability of the contract, cancellation of the contract by the customer for unforeseen reasons, delays or decreases in funding by the customer, budgetary constraints of our governmental customers, and any potential contract options which may or may not be awarded in the future, and are the sole discretion of award by the customer. Past performance is not necessarily an indicator of future results. In light of these and other uncertainties, the inclusion of forward-looking statements in this press release should not be regarded as a representation by the Company that the Company's plans, estimates, forecasts, goals, intentions, or objectives will be achieved or realized. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company assumes no obligation to update information contained in this press release whether as a result of new developments or otherwise.

Please refer to the Company's Annual Report on Form 10-K, filed on March 8, 2011, which is available on its website at www.orionmarinegroup.com or at the SEC's website at www.sec.gov, for additional and more detailed discussion of risk factors that could cause actual results to differ materially from our current expectations, estimates or forecasts.

Orion Marine Group, Inc. and Subsidiaries
Consolidated Statements of Operations
(In thousands, except share and per share information)

	Three Months Ended		Twelve Months Ended
	December 31, 2012	December 31, 2011	December 31, 2012	December 31, 2011
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Contract revenues	$98,634	$55,313	$292,042	$259,852
Costs of contract revenues	86,112	54,975	277,672	249,614
Gross profit	12,522	338	14,370	10,238
Selling, general and administrative expenses	6,819	7,876	28,573	29,519
Operating (loss) / income	5,703	(7,538)	(14,203)	(19,281)

Loss from sale of assets, net	(1,822)	—	(1,822)	(60)
Other income (expense)(	(1)	154	227	198
Interest income	12	9	35	31
Interest expense	(105)	(86)	(743)	(349)
Other income (expense), net	(1,916)	77	(2,303)	(180)
(Loss) / Income before income taxes	3,787	(7,461)	(16,506)	(19,461)
Income tax expense	2,301	(2,242)	(4,640)	(6,347)
Net (loss) / income	$1,486	$(5,219)	$(11,866)	$(13,114)

Basic earnings per share-Common	$0.05	$(0.19)	$(0.44)	$(0.49)
Diluted earnings per share-Common	$0.05	$(0.19)	$(0.44)	$(0.49)
Shares used to compute earnings per share:
Basic-Common	27,176,449	27,119,191	27,138,927	26,990,059
Diluted-Common	27,617,218	27,119,191	27,138,927	26,990,059

Orion Marine Group, Inc. and Subsidiaries
EBITDA and EBITDA Margin Reconciliations
(In Thousands, except margin data)

	Three Months Ended		Twelve Months Ended
	December 31, 2012	December 31, 2011	December 31, 2012	December 31, 2011
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Net (loss) / income	$1,486	$(5,219)	$(11,866)	$(13,114)
Income tax expense	2,301	(2,242)	(4,640)	(6,347)
Interest (income) expense, net	93	77	708	318
Depreciation and amortization	5,532	5,396	21,570	22,092
EBITDA EBITDA is a non-GAAP measure that represents earnings before interest, taxes, depreciation and amortization. EBITDA margin is a non-GAAP measure calculated by dividing EBITDA by contract revenues.	$9,412	$(1,988)	$5,772	$2,949
Operating (loss) / income margin Operating income margin is calculated by dividing operating income minus loss from sale of assets by contract revenues.	3.9%	(13.4)%	(5.5)%	(7.3)%
Impact of depreciation and amortization	5.6%	9.8%	7.4%	8.5%
EBITDA margin[1]	9.5%	(3.6)%	1.9%	1.2%

EBITDA is a non-GAAP measure that represents earnings before interest, taxes, depreciation and amortization. EBITDA margin is a non-GAAP measure calculated by dividing EBITDA by contract revenues.
Operating income margin is calculated by dividing operating income minus loss from sale of assets by contract revenues.

Orion Marine Group, Inc. and Subsidiaries
Supplementary Financial Information
(In Thousands)

	Balance as of	Balance as of
	December 31, 2012	December 31, 2011
	(Audited)	(Audited)
Assets
Current assets
Cash and cash equivalents	$43,084	$38,979
Accounts receivable
Trade	45,072	20,954
Retainage	8,213	5,977
Other	1,712	1,111
Taxes receivable	3,110	13,998
Note receivable	46	51
Inventory	4,354	3,361
Deferred tax assets	37	1,182
Costs and estimated earnings in excess of billings on uncompleted contracts	19,245	15,112
Asset held for sale	920	--
Prepaid expenses and other	2,857	2,470
Total current assets	128,650	103,195
Property and equipment, net	150,671	146,107
Accounts receivable, long-term	1,410	1,410
Inventory, non-current	915	—
Goodwill	34,817	32,168
Intangible assets, net of amortization	627	—
Other assets	225	207
Total assets	317,315	283,087

Liabilities and Stockholders' Equity
Current liabilities
Current debt	12,621	$ --
Accounts payable
Trade	28,744	11,977
Retainage	2,433	374
Accrued liabilities	12,456	9,339
Taxes payable	252	—
Billings in excess of costs and estimated earnings on uncompleted contracts	16,369	5,665
Total current liabilities	72,875	27,355
Other long-term liabilities	564	606
Deferred income taxes	18,496	21,287
Deferred revenue	146	203
Total liabilities	92,081	49,451
Stockholders' equity
Common stock	275	274
Treasury stock	(3,003)	(3,003)
Additional paid in capital	160,973	157,560

Retained earnings	66,939	78,805
Equity attributable to common stockholders	225,184	233,636
Noncontrolling interests	50	—
Total stockholders' equity	225,234	233,636
Total liabilities and stockholders' equity	$317,315	$283,087

Orion Marine Group, Inc. and Subsidiaries
Supplementary Financial Information
(In Thousands)

	Twelve Months Ended December 31, 2012	Twelve Months Ended December 31, 2011
	(Unaudited)	(Unaudited)

Cash flows from operating activities
Net loss	$(11,866)	$(13,114)
Adjustments to reconcile net loss to net cash provided by
operating activities:
Depreciation and amortization	21,570	22,092
Deferred financing cost amortization	103	132
Bad debt expense	12	255
Deferred income taxes	(1,646)	5,192
Stock-based compensation	3,115	2,712
Loss on sale of property and equipment	1,822	60
Change in operating assets and liabilities:
Accounts receivable	(26,966)	26,135
Income tax receivable	10,888	(6,331)
Inventory	(497)	(370)
Note receivable	5	39
Prepaid expenses and other	(497)	(377)
Costs and estimated earnings in excess of billings on uncompleted contracts	(4,133)	10,991
Accounts payable	18,826	(12,970)
Accrued liabilities	2,803	(2,728)
Income tax payable	252	(262)
Billings in excess of costs and estimated earnings on uncompleted contracts, net	10,704	1,277
Deferred revenue	(57)	(57)
Net cash provided by operating activities	24,438	32,676
Cash flows from investing activities
Proceeds from sale of property and equipment	374	841
Purchase of property and equipment	(24,647)	(14,894)
Acquisition of business in Alaska	(9,000)	—
Net cash used in investing activities	(33,273)	(14,053)
Cash flows from financing activities
Borrowings from Credit Facility	18,000	—
Payments made on borrowings from Credit Facility	(5,379)	—
Distributions to noncontrolling interests	34	185
Exercise of stock options	298	—
Excess tax benefit from stock option exercise	—	—
Increase in loan costs	(13)	—
Purchase of shares into treasury	—	(3,003)
Net cash (used in) provided by financing activities	12,940	(2,818)
Net change in cash and cash equivalents	4,105	15,805
Cash and cash equivalents at beginning of period	38,979	23,174
Cash and cash equivalents at end of period	$43,084	$38,979

SOURCE: Orion Marine Group, Inc.
Orion Marine Group, Inc.
Mark Stauffer, Executive Vice President & CFO
Chris DeAlmeida, Vice President, Accounting & Finance, 713-852-6506
Drew Swerdlow, Sr. Analyst, Finance & Investor Relations, 713-852-6582